EXHIBIT 99.1

                        SETTLEMENT AND RELEASE AGREEMENT
                        --------------------------------


           SETTLEMENT AND RELEASE AGREEMENT (this "Agreement"), dated April 30, 2003, by and between Santos Fund I, L.P., a Texas limited partnership ("Santos"), and General Electric Capital Corporation, a Delaware corporation ("GE Capital" and together with Santos, the "Parties").


                                    RECITALS
                                    --------

           WHEREAS, in connection with the purchase by Santos from GECFS, Inc., a Nevada corporation ("GECFS"), of 900,000 shares of the Class A Common Stock, $0.01 par value (the "Neff Shares"), of Neff Corp., a Delaware corporation ("Neff"), Santos issued to GECFS that certain Promissory Note, dated of May 20, 1998, in the principal amount of $11,500,000 (the "Promissory Note");

           WHEREAS, pursuant to the terms of that certain Stock Pledge Agreement, dated as of May 20, 1998 (the "Stock Pledge Agreement"), made by Santos in favor of GECFS, Santos (i) pledged to GECFS the Neff Shares as evidenced by Neff Class A Common Stock Certificate No. 4 (the "Certificate") and
(b) delivered such Certificate to GECFS as collateral security under the Stock Pledge Agreement.

           WHEREAS, GECFS was subsequently merged with and into GE Capital and its rights under the Promissory Note and Stock Pledge Agreement were transferred, by operation of law, to GE Capital;

           WHEREAS, the Certificate has been lost or misplaced by the GE Capital, or stolen or destroyed;

           WHEREAS, Santos is unable to meet its obligations under the Promissory Note; and

           WHEREAS, the Parties desire to resolve and settle all amounts due and owing between them arising out of, or in any way related to, the Promissory Note.


           NOW THEREFORE, IT IS HEREBY AGREED, by and among the undersigned and in consideration of the promises and releases contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, as follows:


                                    AGREEMENT
                                    ---------

           Section 1. Recitals. The recitals set forth above are incorporated by reference and are explicitly made a part of this Agreement.

           Section 2. Transfer of Neff Shares. On or before the Effective Date (as defined below), Santos shall cause Neff to deliver to GE Capital a



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replacement Certificate representing the Neff Shares (the "Replacement
Certificate") issued in the name of GE Capital, to be held in escrow by GE Capital until the Effective Date. Delivery of such Replacement Certificate shall be made by overnight courier to the offices of GE Capital at its office indicated in Section 9 below. On the Effective Date, GE Capital shall accept, in full and final satisfaction of any and all indebtedness and obligations released herein, the Neff Shares.

           Section 3. Ownership and Transfer of Shares. Santos represents and warrants to GE Capital that, as of the Effective Date, (i) Santos is the record and beneficial owner of the Neff Shares, free and clear of any and all liens (other than the liens granted to GE Capital) and (ii) Santos has the power and authority to sell, transfer, assign and deliver the Neff Shares as provided in this Agreement, and such delivery will convey to GE Capital good and marketable title to the Neff Shares, free and clear of any and all liens.

           Section 4. Releases. On the Effective Date (as defined below):

          a. in consideration for the Replacement Certificate representing the Neff Shares having been delivered by to GE Capital pursuant to the terms and conditions of this Agreement, GE Capital shall be deemed to have released and forever discharged Santos and its parents, affiliates, subsidiaries, divisions, predecessors, successors, agents, assigns, representatives, officers, directors, consultants, principals, and employees from and against any and all past, present, and future claims, rights, actions, litigations, arbitrations, complaints, demands, causes of action, attorneys' fees, costs or liabilities, of any nature whatsoever, known or unknown, based on, arising out of, or in any way relating or pertaining to the Promissory Note (collectively, the "Claims"); and

          b. in consideration for the Replacement Certificate representing the Neff Shares having been delivered to GE Capital pursuant to the terms and conditions of this Agreement, Santos shall be deemed to have released and forever discharged GE Capital and its parents, affiliates, subsidiaries, divisions, predecessors, successors, agents, assigns, representatives, officers, directors, consultants, principals, and employees from and against any and all Claims.

           Section 5. Waivers. Santos waives all rights under Sections 9-611 and 9-623 of the Uniform Commercial Code.



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           Section 6. Effectiveness of Agreement. This Agreement shall be effective immediately upon the date (the "Effective Date") when (i) this Agreement shall be fully executed by the Parties and (ii) GE Capital shall have received an opinion from Gibson, Dunn & Crutcher LLP in form and substance satisfactory to GE Capital. Santos shall cause Neff to deliver to GE Capital the Replacement Certificate representing the Neff Shares as soon as practicable after the date hereof, and in any event, prior to May 6, 2003. Upon receipt of the Replacement Certificate representing the Neff Shares, GE Capital shall execute and deliver to Santos an Acknowledgement of Receipt in the form attached hereto as Exhibit A and the original Promissory Note.

           Section 7. Amendments. This Agreement may not be amended or modified except by a written agreement executed by the party to be charged with the amendment.

           Section 8. Entire Agreement. This Agreement constitutes the full and entire Agreement among the parties with regard to the subject hereof, and supersedes all prior representations, promises, or warranties (oral or otherwise) made by any party. No party shall be liable or bound to any other party for any prior representation promise or warranty (oral or otherwise) except for those that may be expressly set forth in this Agreement.

           Section 9. Counterparts. This Agreement may be executed in one or more counterparts, each of which will be deemed to be an original copy of this Agreement and all of which, when taken together, will be deemed to constitute one and the same agreement. Copies of executed counterparts transmitted by telecopy or other electronic transmission service shall be considered original executed counterparts, provided receipt of copies of such counterparts is confirmed.

           Section 10. Notices. All notices, consents, waivers and other communications under this Agreement must be in writing and will be deemed to have been given when sent by facsimile, overnight delivery or registered or certified mail (postage prepaid), or delivered in person, in each case to the appropriate address and facsimile numbers set forth below (or to such other addresses and facsimile numbers as a party may designate by notice to the other parties).

                     If to Santos, to:

                               Santos Fund I, L.P.
                               3750 N.W. 87th Avenue
                               Miami, Florida  33178
                               Attn:  Jorge Mas
                               Telecopy: (305) 513-4255



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                     If to GE Capital, to:

                               General Electric Capital Corporation
                               401 Merritt 7, Second Floor
                               Norwalk, Connecticut  06856
                               Attn:  Santos Account Manager
                               Telecopy: (203) 203-229-1992

                     with a copy to:

                               General Electric Capital Corporation
                               401 Merritt 7, Second Floor
                               Norwalk, Connecticut  06856
                               Attn:  David Huet, Esq.
                               Telecopy: (203) 229-1991

                               and

                               Weil, Gotshal & Manges LLP
                               767 Fifth Avenue
                               New York, New York  10153
                               Attn:  Simeon Gold, Esq.
                               Telecopy: (212) 310-8007

           Section 11. Binding Agreement. This Agreement is binding on the Parties, their predecessors, successors, parents, subsidiaries, assignees, agents, directors, officers, employees, and shareholders. Each of the signatories of this Agreement represents and warrants that he or she is authorized to execute this Agreement on behalf of his or her respective party and by such signature to bind that party to this Agreement.

           Section 12. Severability. If any part or provision of this Agreement is determined to be invalid or unenforceable under applicable law by a court of competent jurisdiction, that part or provision shall be ineffective to the extent of such invalidity or unenforceability only, without in any way affecting the remaining parts of said part or provision or the remaining parts or provisions of this Agreement.

           Section 13. Governing Law; WAIVER OF JURY TRIAL. This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York without giving effect to principles of conflict of laws. SANTOS AND GE CAPITAL HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVE TRIAL BY JURY IN ANY LEGAL ACTION OR PROCEEDING RELATING TO THIS AGREEMENT.



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           IN WITNESS WHEREOF the Parties have caused this Agreement to be duly executed as of the date first written above.

                                     SANTOS FUND I, L.P.
                                     By:  Santos Fund, Inc., as general partner


                                     By: /s/ Jorge Mas
                                         ---------------------------------------
                                         Name:  Jorge Mas
                                         Title:  President

                                     GENERAL ELECTRIC CAPITAL CORPORATION


                                     By: /s/ Steve F. Campbell
                                         ---------------------------------------
                                         Name:  Steve F. Campbell
                                         Title:  Duly Authorized Signatory



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                                    EXHIBIT A
                                    ---------

                           ACKNOWLEDGEMENT OF RECEIPT
                           --------------------------



           General Electric Capital Corporation, a Delaware corporation ("GE Capital"), hereby acknowledges receipt of Certificate No. __, representing 900,000 shares of the Class A Common Stock, $0.01 par value, of Neff Corp., issued in the name of GE Capital.

Dated:  April __, 2003



                                       GENERAL ELECTRIC CAPITAL CORPORATION.


                                       By:
                                          --------------------------------------
                                          Name:
                                          Title:




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